Form 10-K405, Exhibit 13
period 1996-12-31
ROCKY SHOES & BOOTS INC
filed 1997-03-31
CIK 895456

                                                                  Exhibit 13

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES
-----------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References to Fiscal 1995 and Fiscal 1994 are to fiscal years of the Company ended June 30, of the respective years. Effective December 31, 1995, the Company changed its year-end from June 30 to December 31. References to the Transition Period are to the six month period ended December 31, 1995.

                             PERCENTAGE OF NET SALES
                               YEAR ENDED     TWELVE MONTHS ENDED   SIX MONTHS ENDED DECEMBER 31,  FISCAL YEARS ENDED JUNE 30,
                             DECEMBER 31, 1996 DECEMBER 31, 1995    1995           1994              1995           1994
                                                  (UNAUDITED)                              (UNAUDITED)
Net Sales                          100.0%          100.0%          100.0%         100.0%            100.0%          100.0%
Cost of Goods Sold                  75.3            81.7            80.0           78.2              80.3            81.8
                                   -----           -----           -----          -----             -----           -----
Gross Margin                        24.7            18.3            20.0           21.8              19.7            18.2
Selling, General
and Administrative Expenses         16.9            17.5            19.0           13.2              14.3            12.9
                                   -----           -----           -----          -----             -----           -----
Income from Operations               7.8%            0.8%            1.0%           8.6%              5.4%            5.3%
                                   =====           =====           =====          =====             =====           =====

YEAR ENDED DECEMBER 31, 1996 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1995

NET SALES. Net sales for the year ended December 31, 1996 rose $12,764,160, or
21.1 percent, to $73,147,821 from $60,383,661 for 1995. The Company's sales of rugged outdoor footwear increased 15.9%. Net sales also benefited to a lesser extent from increases in occupational footwear sales by 14.9%, factory outlet store sales by 17.0%, and handsewn casual footwear sales by 50.0%. Additionally, net sales increased in 1996 due to further diversification of the customer base including increased penetration in certain geographic markets, the addition of many smaller customers and substantial re-orders. The Company also entered new retail sales channels through regional and national department stores. Sales prices were approximately 3% higher in 1996 than 1995.

GROSS MARGIN. The Company's gross margin increased $6,995,405, or 63.3%, to $18,044,243 for the year ended December 31, 1996 from $11,048,838 for the same period in 1995. As a percentage of net sales, gross margin rose to 24.7% for 1996 versus 18.3% for the prior year. The increase in gross margin was due to improved factory utilization in all of the Company's manufacturing facilities to support higher level of orders and re-orders by a growing number of customers. In addition, increased sales of ROCKY(R) branded handsewn casual footwear contributed to the improved gross margin for 1996.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $1,762,695 or 16.7% to $12,332,519 for 1996 versus $10,569,824 in the prior year. As a percentage of net sales, selling, general and administrative expenses declined to 16.9% in 1996 from 17.5% a year ago. The decrease as a percentage of net sales was due to increased sales volume with no increase in the fixed cost component of expenses combined with a decrease in advertising expenses. In 1995, the Company implemented specific marketing initiatives including increased advertising and additional sales personnel. The impact of such initiatives resulted in greater sales volumes in 1996 with minimal additional costs. Advertising expense in future periods will continue to be based on market conditions and targeted programs for specific customers. The Company anticipates its advertising expense will increase to approximately $2,000,000 to $2,500,000 for 1997.

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES
-----------------------------------------------------------------------------

INTEREST EXPENSE AND OTHER. Interest expense increased $3,187, or 0.2%, to $2,103,556 for the period ended December 31, 1996 versus $2,100,369 last year. Interest expense remained relatively constant due to improved cash flow in 1996, similar average balances outstanding on the Company's revolving credit facility, and generally stable interest rates during 1996 and 1995.

INCOME TAXES. Income taxes for the year ended December 31, 1996 were $918,154 versus a benefit of $988,395 the previous year. The Company's relatively low effective tax rate of 24.7% for 1996 resulted from favorable income tax treatment afforded under the Internal Revenue Code for income earned by the Company's subsidiary in Puerto Rico and local tax abatements available to the Company's subsidiary in Puerto Rico. In addition, during the first three quarters of 1996, the Company provided no income taxes on the earnings of its Dominican Republic subsidiary as the Company intends to reinvest such earnings in that subsidiary on a long-term basis.

In the fourth quarter of 1996, the Company determined that it would repatriate future earnings from its subsidiary in the Dominican Republic and, accordingly, began to provide appropriate income taxes on such earnings. In future years, the Company will pay a higher effective tax rate since the repatriation of earnings from its subsidiary in the Dominican Republic is subject to Federal income tax, but is exempt from state and local taxation.

The high effective tax benefit rate in 1995 64.8% was due to the reasons cited for 1996 and to losses incurred domestically for which a full tax benefit is obtained versus earnings in its Puerto Rican and Dominican Republic subsidiaries for which the related tax effect was minimal.

RESULTS OF OPERATIONS - TRANSITION PERIOD

The Company's operations are seasonal in nature with sales of footwear generally higher in the summer and fall months (June through October) than the balance of the year. Because of this seasonality, results of the six month Transition Period should not be annualized and compared with the results of 1996, Fiscal 1995 and Fiscal 1994.

NET SALES. Net sales increased $156,834, or 0.4%, to $36,123,862 for the Transition Period versus $35,967,028 for the same period in 1994. The Company's sales of rugged outdoor footwear increased 8.5%, sales of occupational footwear increased 5.1%, and sales in the factory outlet store increased 20.4%. This was offset by a decline in sales of handsewn footwear of 73.7% as a result of the discontinuation of private label sales to a major customer. Prices were approximately 3% higher in the Transition Period, versus the same period in 1994.

GROSS MARGIN. The Company's gross margin declined $595,652, or 7.6%, to $7,237,307 in the Transition Period versus $7,832,959 for the same period in the prior year. As a percentage of net sales, gross margin declined to 20.0% in the Transition Period from 21.8% in the prior year. The decline was due to lower absorption of the Company's fixed component of manufacturing overhead. Due to limited sales growth and a desire to lower the Company's inventory, the Company significantly reduced its production schedules in all three of its manufacturing facilities during the latter part of 1995. This strategy negatively affected operating results in the Transition Period.

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES. Selling, general, and administrative expenses increased $2,107,638, or 44.3%, to $6,863,623, for the Transition Period versus $4,755,985 for the same period in the prior year. As a percentage of net sales, selling, general, and administrative expenses were 19.0% for the Transition Period versus 13.2% the same period in the prior year. The increased expense was primarily a result of increased advertising expense as well as increased sales management salaries and to a lesser extent increased professional fees due to its

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES
-----------------------------------------------------------------------------

change of fiscal year. Experiencing a weak retail environment for most of 1995, the Company elected to increase its advertising budget substantially during the Transition Period in an effort to maintain market share. The Company also expanded its in-house sales force to secure sales growth in 1996. As a percentage of net sales, these expenses increased substantially due to the expenditures for increased advertising and additional sales and marketing personnel in advance of higher expected sales which did not occur during the Transition Period.

INTEREST EXPENSE. Interest expense decreased $6,580, or 0.5%, to $1,211,646 for the Transition Period versus $1,218,226 for the same period a year ago. The Company's outstanding balances and interest rates were relatively the same in the Transition Period as in the similar period in 1994.

INCOME TAXES. Income taxes for the Transition Period resulted in a net benefit of $333,185 as compared to an expense of $458,770 for the same period in the prior year. The Company's effective tax rate was 40.5% for the Transition Period versus 23.4% for the same period in the prior year. The change in the effective tax rate was due to nearly break-even operations for the Company's subsidiaries in Puerto Rico and the Dominican Republic and a loss from domestic operations during the Transition Period. A larger portion of the Company's income was earned by the subsidiaries in Puerto Rico and the Dominican Republic for the same period in the prior year, for which minimal or no income taxes were recorded based on the Company's intent to reinvest such earnings on a long term basis.

FISCAL YEAR ENDED JUNE 30, 1995, COMPARED TO FISCAL YEAR ENDED JUNE 30, 1994

NET SALES. Net sales for Fiscal 1995, increased $7,332,061, or 13.9%, to $60,226,827 from $52,894,766 for Fiscal 1994. Net sales growth was primarily attributable to 21.8% and 6.2% sales increases in rugged outdoor footwear and occupational footwear, respectively. This sales growth was due in part to the addition of over 350 additional customer accounts in Fiscal 1995 as well as to a 3% increase in the average selling price over Fiscal 1994. In addition, the Company's factory outlet store was expanded and sales increased 76.2% over Fiscal 1994. Net sales for Fiscal 1995 included $4,319,041 to The Rockport Company of private label handsewn casual footwear. The Company discontinued all Rockport production late in Fiscal 1995.

GROSS MARGIN. Gross margin rose $2,236,704, or 23.2%, to $11,860,451 in Fiscal 1995 compared to $9,623,747 for Fiscal 1994. As a percentage of net sales, gross margin was 19.7% in Fiscal 1995 versus 18.2% in Fiscal 1994. The increase was primarily attributable to higher selling prices as well as lower direct labor costs per pair resulting from the full implementation of a modular "Team Pass Through" manufacturing system which gives the Company greater flexibility in increasing or decreasing production due to sales needs. In addition, the Fiscal 1994 gross margin was negatively impacted by the production shut down and training associated with the conversion to the modular manufacturing system. The labor efficiencies were offset by higher manufacturing overhead rates due to a decrease in the Company's production schedule in the last six months of the fiscal year to reduce inventory levels as a result of lower than expected sales volumes. Sales volumes were lower than expected due to the unusually warm weather conditions in November and December of 1994 which slowed retail sales of cold weather footwear and resulted in higher inventory levels.

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES. Selling, general, and administrative expenses increased $1,814,949, or 26.6%, to $8,629,172 for Fiscal 1995 compared to $6,814,223 for Fiscal 1994. Selling, general, and administrative expenses as a percentage of net sales were 14.3% in Fiscal 1995 versus 12.9% for Fiscal 1994. The increased expense was due primarily to increased advertising expense. As a percent of net sales, the expense increased from Fiscal 1994 due to lower than expected sales volumes as discussed above.

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES
-----------------------------------------------------------------------------

INTEREST EXPENSE. Interest expense increased $1,220,477, or 138.0%, to $2,104,787 for Fiscal 1995 versus $884,310 for Fiscal 1994. The increase in interest expense was a result of increased borrowings and rates of interest on the Company's revolving line of credit to support increased inventory balances during the year as well as increased borrowings to support the significant fixed asset additions made in Fiscal 1995 and Fiscal 1994.

INCOME TAXES. Income taxes decreased $499,567 to an income tax benefit of $196,440 in Fiscal 1995 from an income tax expense of $303,127 for Fiscal 1994. Differences in the effective tax rates from the statutory rates were due to a significant amount of profits being generated in the subsidiaries with low or no income taxes.

LIQUIDITY AND CAPITAL RESOURCES. The Company has principally funded its working capital requirements and capital expenditures through borrowings under its line of credit and other indebtedness. Working capital is used to support changes in accounts receivable and inventory as a result of the Company's seasonal business cycle and business expansion. These requirements are generally lowest in the months of January through March of each year and highest during the months of April through September. In addition, the Company requires financing to support additions to machinery, equipment, and facilities, as well as the introduction of new footwear styles.

At December 31, 1996, the Company had working capital of $30,608,581 versus $25,454,094 on that same date in 1995. The Company has a revolving line of credit with its bank which provides for advances based on a percentage of eligible accounts receivable and inventory with maximum borrowings of $35,000,000 until January 28, 1997 and the same amount from June 1, 1997 to January 1, 1998. The line of credit decreases to $25,000,000 between January 29, 1997 and May 31, 1997 and on January 1, 1998. The line of credit expires on April 30, 1998. Changes in the line of credit during each calendar year match the Company's seasonal requirements for working capital. As of December 31, 1996, the Company had borrowed $19,820,000 against its available line of credit of $23,258,000 based upon the criteria previously discussed.

Cash paid for capital expenditures during the twelve months ended December 31, 1996 totaled $3,302,761 and were funded through operating cash flows and long-term debt financing. Capital expenditures for 1997 are anticipated to be $2,500,000, and will be primarily for lasts, dies, and patterns for new styles of footwear, retail in-store displays, and replacement machinery and equipment. It is expected that such items will be financed through additional long-term borrowing or operating cash flows. The Company believes it has sufficient manufacturing capacity to handle increased production needs for 1997.

In early 1997, the Company initiated negotiations with its primary lender to refinance fixed asset loans and increase its revolving line of credit. It is anticipated that a new agreement will be completed during the first half of the year to provide the Company with working capital necessary to finance its operations in 1997 and beyond.

INFLATION. The Company cannot determine the precise effects of inflation; however, inflation continues to have an influence on the cost of raw materials, salaries and employee benefits. The Company attempts to minimize or offset the effects of inflation through increased selling prices, productivity improvements, and reduction of costs.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995.

Except for the historical information contained herein, the matters discussed in this Annual Report are forward-looking statements which involve risks and uncertainties, including but not limited to, economic and competitive factors affecting the Company's operations, markets, products, prices, and other factors discussed in the Company's prior filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 1996.

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES
-----------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS

                                                                                                DECEMBER 31,
                                                                                          1996                1995
CURRENT ASSETS:
     Cash and cash equivalents                                                        $   349,637         $ 1,853,974
     Accounts receivable - trade                                                       12,409,920           9,842,909
     Other receivables                                                                    678,293           1,464,847
     Inventories                                                                       25,389,902          18,336,892
     Deferred income taxes                                                                926,297             242,684
     Other current assets                                                                 706,097             633,885
                                                                                      -----------         -----------
                           Total current assets                                        40,460,146          32,375,191


FIXED ASSETS, AT COST:
     Property, plant and equipment                                                     25,544,360          22,184,142
     Less - accumulated depreciation                                                  (10,035,763)         (7,649,966)
                                                                                      -----------         -----------

                           Total fixed assets - net                                    15,508,597          14,534,176


DEFERRED PENSION ASSETS                                                                   953,211             804,316

OTHER ASSETS                                                                            1,168,217           1,366,891
                                                                                      -----------         -----------

TOTAL ASSETS                                                                          $58,090,171         $49,080,574
                                                                                      ===========         ===========


See notes to consolidated financial statements.

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES
-----------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS

                                                                                                DECEMBER 31,
                                                                                           1996               1995
CURRENT LIABILITIES:
     Accounts payable                                                                  $3,036,705          $1,429,217
     Current maturities - long-term debt                                                3,609,645           4,392,341
     Accrued taxes - other                                                                447,203             388,878
     Accrued income taxes                                                                 802,658             118,812
     Accrued salaries and wages                                                           921,034             132,027
     Accrued other                                                                      1,034,320             459,822
                                                                                      -----------         -----------
                           Total current liabilities                                    9,851,565           6,921,097

LONG-TERM DEBT - Less current maturities                                               19,520,029          16,553,890

DEFERRED LIABILITIES:
     Deferred compensation                                                                246,500             197,099
     Deferred income taxes                                                              1,344,507             598,519
     Deferred pension liability                                                           752,481           1,240,839
                                                                                      -----------         -----------

                           Total deferred liabilities                                   2,343,488           2,036,457
                                                                                      -----------         -----------

                           Total liabilities                                           31,715,082          25,511,444


SHAREHOLDERS' EQUITY:
     Preferred stock, Series A, no par value, $.06 stated
        value; 100,000 shares issued                                                        6,000               6,000
     Common stock, no par value; 10,000,000 shares
        authorized; 3,782,500 shares issued                                            14,543,947          14,543,947
     Stock held in treasury, at cost - 116,952 common
       shares and 7,143 preferred shares                                               (1,226,059)         (1,226,059)
     Retained earnings                                                                 13,051,201          10,245,242
                                                                                      -----------         -----------

                           Total shareholders' equity                                  26,375,089          23,569,130
                                                                                      -----------         -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                            $58,090,171         $49,080,574
                                                                                      ===========         ===========


     See notes to consolidated financial statements.

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES
-----------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            TWELVE MONTHS      SIX MONTHS
                                             YEAR ENDED         ENDED             ENDED
                                            DECEMBER 31,     DECEMBER 31,      DECEMBER 31,       YEAR ENDED JUNE 30
                                                1996            1995               1995            1995         1994
                                                              (UNAUDITED)
NET SALES                                    $73,147,821      $60,383,661       $36,123,862    $60,226,827   $52,894,766
COST OF GOODS SOLD                            55,103,578       49,334,823        28,886,555     48,366,376    43,271,019
                                              ----------     ------------      ------------    -----------   -----------
GROSS MARGIN                                  18,044,243       11,048,838         7,237,307     11,860,451     9,623,747
SELLING, GENERAL AND
    ADMINISTRATIVE EXPENSES                   12,332,519       10,569,824         6,863,623      8,629,172     6,814,223
                                              ----------     ------------      ------------    -----------   -----------
INCOME FROM OPERATIONS                         5,711,724          479,014           373,684      3,231,279     2,809,524
                                              ----------     ------------      ------------    -----------   -----------
OTHER INCOME AND (EXPENSES):
    Interest expense                          (2,103,556)      (2,100,369)       (1,211,646)    (2,104,787)     (884,310)
    Other - net                                  115,945           95,999            14,523        109,649       197,910
                                              ----------     ------------      ------------    -----------   -----------
          Total other net                     (1,987,611)      (2,004,370)        (1,197,123    (1,995,138)     (686,400)
                                              ----------     ------------      ------------    -----------   -----------
INCOME (LOSS) BEFORE INCOME TAXES              3,724,113       (1,525,356)         (823,439)     1,236,141     2,123,124
INCOME TAX EXPENSE (BENEFIT)                     918,154         (988,395)         (333,185)      (196,440)      303,127
                                              ----------     ------------      ------------    -----------   -----------

NET INCOME (LOSS)                             $2,805,959     $   (536,961)     $   (490,254)   $ 1,432,581   $ 1,819,997
                                              ----------     ------------      ------------    -----------   -----------

NET INCOME (LOSS) PER SHARE                   $     0.74     $      (0.15)     $      (0.13)   $      0.38   $      0.47
                                              ----------     ------------      ------------    -----------   -----------
WEIGHTED AVERAGE
  NUMBER OF COMMON
   SHARES AND EQUIVALENTS
   OUTSTANDING                                 3,777,200        3,665,548         3,665,548      3,741,388     3,841,717
                                              ----------     ------------      ------------    -----------   -----------

See notes to consolidated financial statements.

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES
-----------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                               TOTAL
                                                       COMMON       PREFERRED      RETAINED     TREASURY   SHAREHOLDERS'
                                                        STOCK         STOCK        EARNINGS       STOCK       EQUITY
YEAR ENDED JUNE 30, 1994:
   Balance, June 30, 1993                            $14,105,447       $6,000  $  7,482,918                  $21,594,365
   Net income                                                                     1,819,997                    1,819,997
   Purchase of treasury shares                                                                $(1,226,059)    (1,226,059)
   Stock options exercised                               332,500                                                 332,500
   Tax benefit related to stock options                  106,000                                                 106,000
                                                     -----------       ------   -----------   -----------    -----------

BALANCE, JUNE 30, 1994                                14,543,947        6,000     9,302,915    (1,226,059)    22,626,803

YEAR ENDED JUNE 30, 1995 - Net income                                             1,432,581                    1,432,581
                                                     -----------       ------   -----------   -----------    -----------

BALANCE, JUNE 30, 1995                                14,543,947        6,000    10,735,496    (1,226,059)    24,059,384

SIX MONTHS ENDED DECEMBER 31, 1995 - Net loss                                     (490,254)                    (490,254)
                                                     -----------       ------   -----------   -----------    -----------

BALANCE, DECEMBER 31, 1995                            14,543,947        6,000    10,245,242    (1,226,059)    23,569,130

YEAR ENDED DECEMBER 31, 1996 - Net income                                         2,805,959                    2,805,959
                                                     -----------       ------   -----------   -----------    -----------

BALANCE, DECEMBER 31, 1996                           $14,543,947       $6,000   $13,051,201   $(1,226,059)   $26,375,089
                                                     ===========       ======   ===========   ===========    ===========


See notes to consolidated financial statements.

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES
-----------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            TWELVE MONTHS      SIX MONTHS
                                             YEAR ENDED         ENDED             ENDED           YEAR ENDED JUNE 30
                                            DECEMBER 31,     DECEMBER 31,      DECEMBER 31,       ------------------
                                                1996            1995               1995            1995         1994
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net income (loss)                           $  2,805,959    $   (536,961)     $   (490,254)  $   1,432,581  $  1,819,997
Adjustments to reconcile net income (loss)
to net cash provided by (used in)
operating activities:
Depreciation and amortization                  2,392,716        2,053,338         1,039,829      1,815,624     1,195,695
Deferred income taxes                             62,375        (701,200)         (572,335)         34,587     (149,673)
Deferred compensation and pension - net        (587,852)          132,525           189,288       (56,763)       132,628
Loss on sale of fixed assets                      94,614
Change in assets and liabilities:
Receivables                                  (1,780,457)      (2,330,912)         2,871,466        144,463   (5,699,619)
Inventories                                  (7,053,010)        4,777,807         8,854,652    (1,809,282)   (8,073,067)
Other current assets                            (72,212)          915,979         1,287,108    (1,403,781)        10,892
Other assets                                     198,674        (789,528)         (751,521)       (18,538)      (88,274)
Accounts payable                               1,665,330      (1,467,104)       (5,336,585)      3,159,331     (417,039)
Accrued liabilities                            2,105,676        (173,688)         (443,705)      (232,169)       593,884

   Net cash provided by (used in)
   operating activities                        (168,187)        1,880,256         6,647,943      3,066,053   (10,674,576)
                                             -----------    -------------      ------------   ------------  ------------
CASH FLOWS FROM INVESTING

   ACTIVITIES - Purchase of fixed assets     (3,302,761)      (2,695,732)         (683,542)    (6,546,127)   (5,533,918)
                                             -----------    -------------      ------------   ------------  ------------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Proceeds from long-term debt                34,913,394       22,734,117        13,370,000     20,799,547    16,772,204
  Payments on long-term debt                (32,946,783)     (21,693,655)      (17,658,248)   (17,393,407)   (5,523,027)
  Proceeds from exercise of stock
    options, net of tax benefit                                                                                 438,500
  Acquisition of treasury stock                                                                                (306,515)
                                             -----------    -------------      ------------   ------------  ------------
         Net cash provided by (used in)        1,966,611        1,040,462       (4,288,248)      3,406,140    11,381,162
            financing activities             -----------    -------------      ------------   ------------  ------------

INCREASE (DECREASE) IN CASH AND
    CASH EQUIVALENTS                         (1,504,337)          224,986         1,676,153       (73,934)   (4,827,332)

CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD                          1,853,974        1,628,988           177,821        251,755     5,079,087
                                             -----------    -------------      ------------   ------------  ------------

CASH AND CASH EQUIVALENTS, END
  OF PERIOD                                  $   349,637    $   1,853,974      $  1,853,974   $    177,821  $    251,755
                                             ===========    =============      ============   ============  ============

See notes to consolidated financial statements.

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES
-----------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1996, THE SIX MONTHS
ENDED DECEMBER 31, 1995 AND THE YEARS ENDED JUNE 30, 1995 AND 1994
--------------------------------------------------------------------------------


1.    ACCOUNTING POLICIES

      PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of Rocky Shoes & Boots, Inc. ("Rocky Inc.") and its wholly-owned subsidiaries, Lifestyle Footware, Inc. ("Lifestyle") and Five Star Enterprises Ltd. ("Five Star"), collectively referred to as the "Company." All significant intercompany transactions have been eliminated.

      FISCAL YEAR - Effective December 31, 1995, the Company changed its fiscal year end from June 30 to December 31. The following presents unaudited summarized consolidated financial information, which includes all normal recurring adjustments the Company considers necessary for a fair presentation of such financial information in accordance with generally accepted accounting principles, for the six months ended December 31, 1994:

          Net sales               $35,967,028
          Gross margin              7,832,959
          Income taxes                458,770
          Net income                1,479,288
          Net income per share    $      0.39


      BUSINESS ACTIVITY - The Company designs, manufactures, and markets high quality men's and women's footwear primarily under the registered trademark, ROCKY(R). The Company maintains a nationwide network of independent and Company sales representatives who sell the Company's products primarily through independent shoe, sporting goods, specialty, and uniform stores and catalogs throughout the United States. The Company had one customer that accounted for 14.7% of consolidated net sales for the six months ended December 31, 1995 and 11.9% of consolidated net sales for the year ended June 30, 1995 and two customers that each accounted for 10.5% and 10.1% of consolidated net sales for the year ended June 30, 1994.

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES
-----------------------------------------------------------------------------

      ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company's cash and cash equivalents are primarily held in four banks.

      TRADE RECEIVABLES - Trade receivables are presented net of the related allowance for doubtful accounts of approximately $291,000, and $156,000 at December 31, 1996 and 1995, respectively.

      CONCENTRATION OF CREDIT RISK - The Company's exposure to credit risk is impacted by the economic climate affecting its industry. The Company manages this risk by performing ongoing credit evaluations of its customers and maintains reserves for potential uncollectible accounts. The Company's largest account receivable balance was approximately $1,300,000 at December 31, 1995.

      SUPPLIER AND LABOR CONCENTRATIONS - The Company purchases raw materials from a number of domestic and foreign sources. The Company currently buys all of its waterproof fabric, a component used in a significant portion of the Company's shoes and boots, from one supplier (GORE-TEX). The Company has had a relationship with this supplier for over 16 years and has no reason to believe that such relationship will not continue.

      A significant portion of the "uppers" for the Company's shoes and boots are produced in the Company's Dominican Republic operations. The Company has conducted operations in the Dominican Republic since 1989 and is not aware of any governmental or economic restrictions that would alter its current operations.

      INVENTORIES - Inventories are valued at the lower of cost, determined on a first-in, first-out (FIFO) basis, or market.

      During the fiscal year ended June 30, 1995, the Company exchanged inventory totaling approximately $1,200,000 for prepaid advertising credits. No gain or loss was recognized on the transaction.

      FIXED ASSETS - The Company records fixed assets at historical cost and generally utilizes the straight-line method of computing depreciation for financial reporting purposes over the estimated useful lives of the assets as follows:

                                                                              Years
                                                                              -----
          Building and improvements                                           5-40
          Machinery and equipment                                             5-12
          Furniture and fixtures                                              8-12
          Lasts, dies, and patterns                                           7-12

      For income tax purposes the Company generally computes depreciation utilizing accelerated methods.

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES
-----------------------------------------------------------------------------

      ADVERTISING - The Company expenses advertising costs as incurred. Advertising expense was $1,399,398 for the year ended December 31, 1996, $1,890,400 for the six months ended December 31, 1995 and $1,736,617 and $964,577 in fiscal 1995 and 1994, respectively.

      REVENUE RECOGNITION - Revenue is recognized at the time footwear product is shipped to the customer and is recorded net of estimated sales discounts and returns.

      PER SHARE INFORMATION - Per share information for all periods is computed based upon the weighted average number of common shares and equivalents (when dilutive) outstanding. Stock options and the Company's Series A preferred stock are deemed to be common stock equivalents for purposes of computing per share amounts.

2.    INVENTORIES

      Inventories are comprised of the following:

                                                                                             DECEMBER 31,
                                                                                       1996             1995
       Raw materials                                                              $ 4,482,381        $ 3,437,802
       Work-in-process                                                              5,192,326          2,359,778
       Manufactured finished goods                                                 13,891,772         10,085,634
       Factory outlet finished goods                                                1,823,423          2,453,678
                                                                                  -----------        -----------
       Total                                                                      $25,389,902        $18,336,892
                                                                                  ===========        ===========

3.    FIXED ASSETS

      Fixed assets are comprised of the following:

                                                                                             DECEMBER 31,
                                                                                       1996             1995
       Land                                                                       $   218,130        $   218,130
       Building and improvements                                                    5,060,261          4,816,248
       Machinery and equipment                                                     14,432,261         12,607,489
       Furniture and fixtures                                                       2,014,616          1,206,935
       Lasts, dies and patterns                                                     3,782,250          3,319,135
       Construction work-in-progress                                                   36,896             16,205
                                                                                  -----------        -----------
               Total                                                               25,544,360         22,184,142
       Less - accumulated depreciation                                           (10,035,763)        (7,649,966)
                                                                                  -----------        -----------

       Net fixed assets                                                           $15,508,597        $14,534,176
                                                                                  ===========        ===========

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES
-----------------------------------------------------------------------------

 4.   LONG-TERM DEBT

      Long-term debt is comprised of the following:

                                                                                             DECEMBER 31,
                                                                                       1996             1995
       Bank - revolving credit facility                                           $19,820,000        $16,850,000
       Equipment and other obligations                                              1,027,952          1,687,606
       Real estate obligations                                                      1,596,292          1,710,942
       Note payable - shareholder                                                     367,818            551,727
       Other                                                                          317,612            145,956
                                                                                  -----------        -----------
               Total long-term debt                                                23,129,674         20,946,231
       Less current maturities                                                      3,609,645          4,392,341
                                                                                  -----------        -----------

       Net long-term debt                                                         $19,520,029        $16,553,890
                                                                                  ===========        ===========

      The Company has a loan agreement with a bank that provides for advances based on a percentage of eligible accounts receivable and inventory with maximum borrowings that range from $25,000,000 to $35,000,000 through April 30, 1998. Interest on the revolving credit facility is payable monthly as a factor of the bank's prime rate (8.25% at December 31, 1996) and the principal is due April 30, 1998. At December 31, 1996, $23,258,000 was available under the credit agreement of which $19,820,000 had been borrowed. At December 31, 1996 and 1995, $2,820,000 and $3,350,000, respectively, were classified as current based on the expected reduction in the available line in the subsequent year in accordance with management's projection of eligible accounts receivable and inventory balances.

      Any amounts borrowed under the agreement are secured by the accounts receivable, inventories, and equipment of the Company. The agreement contains restrictive covenants which, among others, require the Company to maintain a certain level of tangible net worth, as defined. At December 31, 1996 approximately $ 668,000 of retained earnings are available for distribution.

      Equipment and other obligations at December 31, 1996 bear interest at fixed and variable rates ranging from 3% to 9.25% and are payable in monthly installments to 2001. The obligations are secured by equipment and are subject to the security agreement and covenants applicable to the revolving credit facility.

      Real estate obligations at December 31, 1996 bear interest at variable rates ranging from 7.875% to 8.50% and are payable in monthly installments through 2010. The obligations are secured by real estate and are subject to the security agreement and covenants applicable to the revolving credit facility.

      In December 1993, the Company entered into a Stock Purchase and Pledge Agreement with a shareholder of the Company whereby the Company purchased 116,952 shares of its common stock and 7,143 shares of preferred stock for $1,226,059, including a note for $919,544. The note bears interest at the prime rate, as defined, plus 2% (total of 10.25% at December 31, 1996) and is payable in five equal annual installments through December 20, 1998.

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES
-----------------------------------------------------------------------------

        At December 31, 1996, essentially all trade accounts receivable, inventories and property are held as collateral for the Company's long-term debt.

      Long-term debt matures as follows for the years ended December 31:

       1997                                                                                          $ 3,609,645
       1998                                                                                           17,729,460
       1999                                                                                              334,071
       2000                                                                                              250,301
       2001                                                                                              244,498
       Thereafter                                                                                        961,699
                                                                                                     -----------

       Total                                                                                         $23,129,674
                                                                                                     ===========

      The estimated fair value of the Company's long-term obligations approximated their carrying amount at December 31, 1996 and 1995, based on current market prices for the same or similar issues or on debt available to the Company with similar rates and maturities.

5.    OPERATING LEASES

      The Company leases certain machinery and manufacturing facilities under operating leases that generally provide for renewal options. The Company incurred approximately $541,000, $245,000, $455,000 and $378,000 in rent expense under operating lease arrangements for the year ended December 31, 1996, the six months ended December 31, 1995 and the years ended June 30, 1995 and 1994, respectively.

      Included in total rent expense above are payments of $6,000 per month for the Company's Ohio manufacturing facility leased from an entity in which the owners are also shareholders of the Company.

      Future minimum lease payments under non-cancelable operating leases are as follows for the years ended December 31:

       1997                                                                                            $ 338,266
       1998                                                                                              281,759
       1999                                                                                              176,298
       2000                                                                                               96,710
       2001                                                                                               52,900
                                                                                                      ----------

       Total                                                                                          $  945,933
                                                                                                      ==========

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES
-----------------------------------------------------------------------------

6.    INCOME TAXES

      Rocky Inc. and its wholly-owned subsidiary doing business in Puerto Rico, Lifestyle, are subject to U.S. Federal income taxes; however, the Company's income earned in Puerto Rico is allowed favorable tax treatment under Section 936 of the Internal Revenue Code if conditions as defined therein are met. Five Star is incorporated in the Cayman Islands and conducts its operations in a "free trade zone" in the Dominican Republic and, accordingly, is currently not subject to Cayman Islands or Dominican Republic income taxes.

      At December 31, 1996, a provision has not been made for U.S. taxes on the accumulated undistributed earnings of Five Star through the third quarter of 1996 of approximately $3,079,000 that would become payable upon repatriation to the United States. In addition, the Company has not provided any U.S. tollgate taxes on approximately $2,257,000 of accumulated undistributed earnings of Lifestyle prior to the fiscal year ended June 30, 1994 that would be payable if such earnings were repatriated to the United States. It is the intention of the Company to reinvest all such earnings. If the Five Star and Lifestyle undistributed earnings were distributed to the Company in the form of dividends, the related taxes on such distributions would be approximately $1,047,000 and $226,000, respectively.

      The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Accordingly, deferred income taxes have been provided for the temporary differences between the financial reporting and the income tax basis of the Company's assets and liabilities by applying enacted statutory tax rates applicable to future years to the basis differences.

      Income taxes (benefits) are summarized as follows:

                                                                     SIX MONTHS
                                                YEAR ENDED              ENDED
                                               DECEMBER 31,         DECEMBER 31,             YEAR ENDED JUNE 30,
                                                   1996                 1995                 1995           1994
       Federal:
         Current                                 $  640,053             $217,000          $(296,827)     $  368,000
         Deferred                                   115,883            (635,234)             172,685      (110,661)
                                                 ----------           ----------          ----------     ----------
                   Total Federal                    755,936            (418,234)           (124,142)        257,339

       State and local:
         Current                                    215,726               22,150              65,800         84,800
         Deferred                                  (53,508)               62,899           (138,098)       (39,012)
                                                 ----------           ----------          ----------     ----------
                   Total state and local            162,218               85,049            (72,298)         45,788
                                                 ----------           ----------          ----------     ----------
       Total                                     $  918,154           $(333,185)          $(196,440)     $  303,127
                                                 ==========           ==========          ==========     ==========

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES
-----------------------------------------------------------------------------

      A reconciliation of recorded Federal income tax expense (benefit) to the expected expense computed by applying the Federal statutory rate of 34% for all periods to income before income taxes follows:

      Deferred income taxes recorded in the consolidated balance sheets at December 31, 1996 and 1995 consist of the following:

                                                                     SIX MONTHS
                                                YEAR ENDED              ENDED
                                               DECEMBER 31,         DECEMBER 31,             YEAR ENDED JUNE 30,
                                                   1996                 1995                 1995           1994
       Expected (benefit) expense at
         statutory rate                          $1,266,198           $(279,969)           $ 420,288      $ 721,862
       Increase (decrease) in income
         taxes resulting from:
         Exempt income from operations in
           Puerto Rico, net of tollgate taxes     (279,414)                8,279           (362,540)      (297,975)
         Exempt income from Dominican
           Republic operations                    (158,075)             (72,527)           (298,775)      (159,647)
         State and local income taxes              (55,154)             (28,917)              24,581       (15,568)
         Other - net                               (17,619)             (45,100)              92,304          8,667
                                                 ----------           ----------          ----------      ---------
       Total                                     $  755,936           $(418,234)          $(124,142)      $ 257,339
                                                 ==========           ==========          ==========      =========

                                                                                                  DECEMBER 31,
                                                                                             1996            1995
       Deferred tax assets:
         State and local income taxes                                                      $  38,167     $   28,802
         Asset valuation allowances                                                          600,973        147,767
         Pension and deferred compensation                                                   197,673        304,122
         Net operating loss carryforwards                                                    359,075        470,000
         Inventories                                                                         152,423
         Alternative minimum tax                                                                            187,000
                                                                                        ------------   ------------

                    Total deferred tax assets                                              1,348,311      1,137,691
                                                                                        ------------   ------------

       Deferred tax liabilities:
         Inventories                                                                                      (240,404)
         Fixed assets                                                                    (1,260,837)      (940,800)
         Tax on Fivestar earnings                                                          ( 64,339)
         Tollgate tax on Lifestyle earnings                                                 (441,345      (312,322)
                                                                                        ------------   ------------

                Total deferred tax liabilities                                           (1,766,521)    (1,493,526)
                                                                                        ------------   ------------

       Net deferred tax liability                                                       $  (418,210)   $  (355,835)
                                                                                        ============   ============

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES

      At December 31, 1996, the Company has approximately $1,056,000 of net operating loss carryforwards for Federal income tax purposes with annual utilization limitations over the next five years and expiring in 2010. Effective in fiscal 1994, under the provisions of SFAS No. 109 the Company began to provide for the 10% tollgate tax on the annual earnings of Lifestyle. Effective during 1996 the Company began to provide U.S. income taxes on the earnings of Fivestar based on the Company's intention to repatriate these earnings in the future.

 7.   RETIREMENT PLANS

      The Company sponsors separate noncontributory defined benefit pension plans covering the union and non-union workers of the Company's Ohio and Puerto Rico operations. Benefits under the union plan are primarily based upon negotiated rates and years of service. Benefits under the non-union plan are based upon years of service and highest compensation levels as defined. Annually, the Company contributes to the plans at least the minimum amount required by regulation.

      Net pension cost of the Company's plans is as follows:

                                                                      SIX MONTHS
                                                 YEAR ENDED              ENDED
                                                 DECEMBER 31,         DECEMBER 31,            YEAR ENDED JUNE 30,
                                                     1996                 1995                1995           1994
       Service cost                               $ 182,955            $  86,551            $130,310       $152,220
       Interest                                     231,140              111,767             204,551        191,966
       Actual return on plan assets               (306,853)            (171,109)           (135,486)         15,129
       Amortization and deferral                    177,854              126,980              72,263       (69,493)
                                                  ---------            ---------            --------       --------
       Net pension cost                           $ 285,096            $ 154,189            $271,638       $289,822
                                                  =========            =========            ========       ========

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES
-----------------------------------------------------------------------------

      The funded status of the Company's plans and reconciliation of accrued pension cost at December 31, 1996 and 1995 are presented below (information with respect to benefit obligations and plan assets is as of September 30):

                                                                                                 DECEMBER 31,
                                                                                              1996          1995
       Plan assets at fair value                                                         $ 2,669,944     $1,877,574
                                                                                         -----------     ----------
       Actuarial present value of benefit obligations:
         Vested                                                                            3,590,876      3,025,959
         Nonvested                                                                           131,549         92,454
                                                                                         -----------     ----------
               Accumulated benefit obligation                                              3,722,425      3,118,413

       Effects of salary progression                                                         359,989        306,635
                                                                                         -----------     ----------

       Projected benefit obligation                                                        4,082,414      3,425,048
                                                                                         -----------     ----------

       Funded status - excess of projected benefit
         obligation over plan assets                                                       1,412,470      1,547,474

       Remaining unrecognized benefit obligation existing
         at transition                                                                     (343,931)       371,823)

       Unrecognized prior service costs due to
         plan amendments                                                                   (610,320)      (467,119)

       Unrecognized net loss                                                               (358,949)      (272,009)

       Adjustment required to recognize minimum liability                                    953,211        804,316

       Additional contributions (September 30 - December 31)                               (300,000)
                                                                                         -----------     ----------

       Accrued pension cost                                                              $   752,481     $1,240,839

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES
-----------------------------------------------------------------------------

      The assets of the plans consist primarily of common stocks, bonds, and cash equivalents. The Company's unrecognized benefit obligations existing at the date of transition for the union and non-union plans are being amortized over 23 and 21 years, respectively. Actuarial assumptions used in the accounting for the plans were as follows:

                                                                                                  DECEMBER 31,
                                                                                               1996         1995
       Discount rate                                                                           7.0%         7.0%

       Average rate of increase in compensation levels
           (non-union only)                                                                    3.0%         3.0%

       Expected long-term rate of return on plan assets                                        9.0%         9.0%

      Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," generally requires the Company to recognize a minimum liability in instances in which a plan's accumulated benefit obligation exceeds the fair value of plan assets. In accordance with the Statement, the Company has recorded in the accompanying financial statements a non-current pension liability and a non-current intangible asset of $953,211 and $804,316 as of December 31, 1996 and 1995,
      respectively.

 8.   CAPITAL STOCK

      The Company has authorized 250,000 shares of voting preferred stock without par value. No shares are issued or outstanding. Also, the Company has authorized 250,000 shares of non-voting preferred stock without par value. Of these, 125,000 shares have been designated Series A non-voting convertible preferred stock with a stated value of $.06 per share, of which 100,000 shares are issued and 92,857 shares are outstanding at December 31, 1996 and 1995. The Series A preferred stock has dividend and liquidation rights essentially identical to those of the Company's common stock. In addition, each share of Series A preferred stock is convertible into one share of the Company's common stock any time after February 3, 1995, with mandatory conversion by February 3, 1998.

      On December 21, 1992, the Board of Directors and the sole shareholder of Rocky Inc. adopted the 1992 Stock Option Plan which provides for the issuance of options to purchase up to 400,000 common shares of Rocky Inc. On October 11, 1995, the Board of Directors and the shareholders adopted the 1995 Stock Option Plan which provides for the issuance of options to purchase up to 400,000 common shares of Rocky Inc. All employees, officers, directors, consultants and advisors providing services to the Company are eligible to receive options under the Plans. In addition, the Plans provide for the annual issuance of options to purchase 3,000 shares of common stock to each non-employee director of the Company. The plans generally provide for grants with the exercise price equal to fair value on the date of grant, graduated vesting periods of up to 5 years, and lives not exceeding 8 years.

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES
-----------------------------------------------------------------------------

      The following summarizes all stock option transactions from July 1, 1993 through December 31, 1996:


                                                                                                           WEIGHTED
                                                                                                            AVERAGE
                                                                                                            EXERCISE
                                                                                              SHARES          PRICE
       Outstanding at June 30, 1993                                                          107,500       $   9.53
       Issued                                                                                 56,750       $  10.83
       Exercised                                                                            (35,000)       $   9.50
       Forfeited                                                                             (2,000)       $   9.75
                                                                                          ----------

       Outstanding at June 30, 1994                                                          127,250       $  10.12
       Issued                                                                                170,300       $   9.79
       Forfeited                                                                             (9,900)       $   9.82
                                                                                          ----------

       Outstanding at June 30, 1995                                                          287,650       $   9.94
       Issued                                                                                 97,250       $   7.59
                                                                                          ----------

       Outstanding at December 31, 1995                                                      384,900       $   9.34
       Issued                                                                                 93,000       $   6.25
       Forfeited                                                                            (30,000)       $   8.81
                                                                                          ----------

       Outstanding at December 31, 1996                                                      447,900       $   8.74
                                                                                          ----------

      At December 31, 1996, the exercise price for options outstanding range from $5.625 to $20.00.

      The following table summarizes information about options outstanding at December 31, 1996:


                          OPTIONS OUTSTANDING                                  OPTIONS EXERCISABLE
                          -------------------                                  -------------------
                                                 WEIGHTED-
                                                  AVERAGE           WEIGHTED-                           WEIGHTED-
              RANGE OF                           REMAINING           AVERAGE                             AVERAGE
              EXERCISE                          CONTRACTUAL         EXERCISE                            EXERCISE
               PRICES            NUMBER            LIFE               PRICE           NUMBER              PRICE
         $5.625 - $6.00          104,000            6.3                $5.93            14,000             $5.87
         $7.50 - 8.875            76,250            5.8                $8.30            22,250             $8.38
         $9.50 - $10.125          26,650            3.8                $9.72           198,003             $9.71
         $20.00                    6,000            2.9               $20.00             6,000            $20.00
                                 -------                                               -------
Total                            447,900                              $ 8.74           240,253            $ 9.62
                                 =======                                               =======

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES
-----------------------------------------------------------------------------

      The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation costs for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement No. 123, the Company's net earnings and net earnings per common share, net of related income tax benefits, would have resulted in the amounts as reported below. In determining the estimated fair value of each option granted on the date of grant the Company uses the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the year ended December 31, 1996 and 1995, respectively; dividend yield of 0%; expected volatility of 47%; risk-free interest rates of 6.50%; and expected life of 6 years. The weighted average grant date fair value of options issued during the year ended December 31, 1996 and the six months ended December 31, 1995 was $3.39 and $4.01, respectively.

                                                                                                         SIX MONTHS
                                                                                   YEAR ENDED               ENDED
                                                                                  DECEMBER 31,          DECEMBER 31,
                                                                                      1996                  1995
       Net income (loss):
          As reported                                                              $2,805,959            $(490,254)
          Pro forma                                                                $2,561,260            $(675,838)

       Earnings per share:
          As reported                                                              $     0.74            $   (0.13)
          Pro forma                                                                $     0.68            $   (0.18)


       The pro forma amounts are not representative of the effects on reported net income (loss) for future years.

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES
-----------------------------------------------------------------------------

9. SUPPLEMENTAL CASH FLOW INFORMATION

      Cash paid for interest and Federal, state and local income taxes was as follows:


                                                            TWELVE MONTHS      SIX MONTHS
                                             YEAR ENDED         ENDED             ENDED
                                            DECEMBER 31,     DECEMBER 31,      DECEMBER 31,       YEAR ENDED JUNE 30
                                                1996            1995               1995           1995          1994
                                                              (UNAUDITED)
    Interest                                 $ 2,066,365       $1,956,831      $1,262,057       $1,913,000    $760,000
                                             ===========       ==========      ==========       ==========    ========

    Federal, state and local
    income taxes - net of
    refunds                                  $ (813,225)       $   22,150      $   10,150       $  487,000    $717,000
                                             ===========       ==========      ==========       ==========    ========

      During the year ended December 31, 1996 and the six months ended December 31, 1995, the Company entered into capital lease arrangements for certain equipment which had a present value of $216,832 and $111,591, respectively. During the year ended June 30, 1994, the Company acquired treasury stock for $1,226,059, including a note payable of $919,544. Accounts payable at December 31, 1996 and 1995 include a total of $42,994, and $100,836, respectively, relating to the purchase of fixed assets.

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES
-----------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Rocky Shoes & Boots, Inc.:

We have audited the accompanying consolidated balance sheets of Rocky Shoes & Boots, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 1996, the six months ended December 31, 1995, and the years ended June 30, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Rocky Shoes & Boots, Inc. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for the year ended December 31, 1996, the six months ended December 31, 1995, and the years ended June 30, 1995 and 1994 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

Columbus, Ohio
March 11, 1997