Form 10-K, Exhibit 13
period 1997-12-31
ROCKY SHOES & BOOTS INC
filed 1998-03-27
CIK 895456

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES
--------------------------------------------------------------------------------


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References to Fiscal 1997 and Fiscal 1996 are to fiscal years of the Company ended December 31 of the respective year


                        PERCENTAGE OF NET SALES

                                                         TWELVE MONTHS
                                     YEARS ENDED             ENDED
                                     DECEMBER 31,         DECEMBER 31,
                                    1997      1996           1995
                                    ----      ----           ----
                                                          (UNAUDITED)

     Net Sales                     100.0%    100.0%         100.0%

     Cost of Goods Sold             72.9      75.3           81.7
                                   -----     -----          -----

     Gross Margin                   27.1      24.7           18.3

     Selling, General and
       Administrative Expenses      17.3      16.9           17.5
                                   -----     -----          -----

     Income from Operations          9.8%      7.8%           0.8%
                                   =====     =====          =====


FISCAL 1997 COMPARED TO FISCAL 1996

NET SALES

Net sales increased $21,878,965, or 29.9%, to $95,026,786 for Fiscal 1997,
versus $73,147,821 in Fiscal 1996. The increase in net sales was principally due to increased sales of rugged outdoor footwear, which grew $7.5 million, increased sales of occupational footwear, which grew $6.1 million, and to a lesser extent, sales of the Company's handsewn casual footwear which grew $3.6 million. During Fiscal 1997, the Company opened 440 new accounts and continues to benefit from diversification of its customer base with sales to new accounts in each of its product categories. The Company principally sells its products through mail order catalogs, outdoor specialty stores, sporting goods stores, specialty safety stores, department store chains and independent retail stores. Average selling prices were approximately 3% higher across the Company's product categories in Fiscal 1997.

GROSS MARGIN

The Company's gross margin improved $7,682,472, or 42.6%, to $25,726,715 for Fiscal 1997, compared with $18,044,243 for Fiscal 1996. As a percentage of net sales, gross margin rose to 27.1% in Fiscal 1997, versus 24.7% in Fiscal 1996. The increase in gross margin as a percentage of net sales is primarily the result of higher production levels in all of the Company's manufacturing plants and increased sales of newer products with higher gross margin.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses ("SG&A") increased $4,083,822, or 33.1%, to $16,416,341 for Fiscal 1997,, versus $12,332,519 in Fiscal 1996. As a percentage of net sales, SG&A expenses rose to 17.3% in Fiscal 1997, from 16.9% in Fiscal 1996. The increase in SG&A expense for Fiscal 1997 resulted from higher sales commissions due to the growth in net sales, additional selling and administrative salaries, and consulting expenses associated with the implementation of new financial and production software systems.

                                                       ROCKY SHOES & BOOTS, INC.
                                                                AND SUBSIDIARIES
--------------------------------------------------------------------------------


INTEREST EXPENSE

Interest expense rose $449,176, or 21.4%, to $2,552,732 for Fiscal 1997, versus $2,103,556 in Fiscal 1996. The increase in interest expense is attributable primarily to higher outstanding balances during Fiscal 1997 on the Company's line of credit. The line of credit is used to support increased inventory and accounts receivable balances related to higher net sales. The Company benefited from lower interest expense during the fourth quarter of Fiscal 1997 due to net proceeds of $26.9 million from a follow-on stock offering which were used in part to reduce outstanding debt.

INCOME TAXES

Income taxes were $2,105,000 for Fiscal 1997, versus $918,154 for Fiscal 1996. The Company's effective tax rate was 30.7% in Fiscal 1997 versus 24.7% in Fiscal 1996. The relatively low effective tax rates result from favorable income tax treatment afforded income earned by the Company's subsidiary in Puerto Rico. The income of this subsidiary is exempt from taxation under Section 936 of the Internal Revenue Code. However, Section 936 of the Internal Revenue Code has been repealed such that future tax credits available to the Company will be capped beginning in 2002 and terminate in 2006. Additionally, the Company receives abatements on its commonwealth and municipal taxes on its subsidiary in Puerto Rico. The increase in the effective tax rate in Fiscal 1997 is due to a smaller portion of the Company's income being earned in Puerto Rico and the Dominican Republic in Fiscal 1997 versus Fiscal 1996.

FISCAL 1996 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1995

NET SALES

Net sales for Fiscal 1996 rose $12,764,160, or 21.1%, to $73,147,821 from
$60,383,661 for 1995. The Company's sales of rugged outdoor footwear increased $5.8 million, sales of occupational footwear increased $2.2 million, sales of handsewn casual footwear increased $1.4 million and sales in the factory outlet store increased $.07 million. Net sales increased in Fiscal 1996 from further diversification of the customer base, which included increased penetration in certain geographic markets, the addition of many smaller customers and substantial re-orders. The Company also began selling through new retail sales channels which included regional and national department stores. Average selling prices were approximately 3.0% higher in Fiscal 1996 than 1995 across the Company's product categories.

GROSS MARGIN

The Company's gross margin increased $6,995,405, or 63.3%, to $18,044,243 for Fiscal 1996, from $11,048,838 for the same period in 1995. As a percentage of net sales, gross margin rose to 24.7% for Fiscal 1996, versus 18.3% for the same period in 1995. The increase in gross margin was due to improved factory utilization in all of the Company's manufacturing facilities as a result of increased new orders and re-orders by a growing number of customers. In addition, increased sales of the Company's brand handsewn casual footwear contributed to the improved gross margin for Fiscal 1996.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

SG&A expenses increased $1,762,695, or 16.7%, to $12,332,519 for Fiscal 1996,
from $10,569,824 in 1995. As a percentage of net sales, SG&A expenses declined to 16.9% in Fiscal 1996, from 17.5% in 1995. The decrease as a percentage of net sales was due to increased sales volume with no increase in the fixed cost component of SG&A expenses combined with a decrease in advertising expenses. In 1995, the Company implemented specific marketing initiatives, including increased advertising and

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES
--------------------------------------------------------------------------------


additional sales personnel. The impact of such initiatives resulted in greater sales volumes in Fiscal 1996 with minimal additional costs.

INTEREST EXPENSE

Interest expense increased $3,187, or 0.2%, to $2,103,556 for Fiscal 1996, from $2,100,369 in 1995. Interest expense remained relatively constant due to improved cash flow in Fiscal 1996, similar average balances outstanding on the Company's line of credit, and generally stable interest rates during Fiscal 1996 and 1995.

INCOME TAXES

Income taxes for Fiscal 1996 were $918,154, versus a benefit of $988,395 in 1995. The Company's relatively low effective tax rate of 24.7% for Fiscal 1996 resulted from favorable income tax treatment afforded under the Internal Revenue Code for income earned by the Company's subsidiary in Puerto Rico and local tax abatements available to such subsidiary. In addition, during the first three quarters of 1996, the Company provided no income taxes on the earnings of its Dominican Republic subsidiary as the Company intended to reinvest such earnings in that subsidiary on a long-term basis. In the fourth quarter of 1996, the Company determined that it would repatriate future earnings from its subsidiary in the Dominican Republic and, accordingly, began to provide appropriate income taxes on such earnings.

The high effective tax benefit rate in 1995 of 64.8% was due to the reasons cited for Fiscal 1996 and to losses incurred domestically for which a full tax benefit was obtained compared to earnings in the Puerto Rico and Dominican Republic subsidiaries for which the related tax effect was minimal.

LIQUIDITY AND CAPITAL RESOURCES

The Company has principally funded its working capital requirements and capital expenditures through borrowings under its line of credit and other indebtedness, and in Fiscal 1997, through issuance of additional shares of common stock. Working capital is primarily used to support changes in accounts receivable and inventory as a result of the Company's seasonal business cycle and business expansion. These requirements are generally lowest in the months of January through March of each year and highest during the months of May through October of each year. In addition, the Company requires financing to support additions to machinery, equipment and facilities as well as the introduction of footwear styles.

At December 31, 1997, the Company had working capital of $55,987,571 versus $30,608,581 on the same date in 1996. During the fourth quarter of 1997, the Company received $26.9 million of net proceeds from a follow-on common stock offering and the exercise of the underwriters' over-allotment option in connection therewith. The proceeds were used to reduce outstanding debt and for working capital.

The Company has a revolving line of credit which provides for advances based on a percentage of eligible accounts receivable and inventory with maximum borrowing limits of $42,000,000 until January 1, 1998, when the line decreased to $25,000,000. The maximum available under the line of credit increases to $42,000,000 on May 16, 1998 through January 1, 1999, when it decreases to $25,000,000. The line of credit expires April 30, 1999. Changes in the line of credit during the year match the Company's seasonal requirements for working capital. As of December 31, 1997, the Company had borrowed $10,600,000 against its available line of credit of $29,687,481. In early 1998, the Company initiated discussions with its primary lender to re-negotiate more favorable terms on the existing line of credit agreement.

Cash paid for capital expenditures during Fiscal 1997 was $4,462,236, which was funded through operating cash flows, long-term debt and equity financing. Capital expenditures for 1998 are expected to be

                                                       ROCKY SHOES & BOOTS, INC.
                                                                AND SUBSIDIARIES
--------------------------------------------------------------------------------


approximately $3,000,000 for machinery and equipment to support increased production and for lasts, dies and patterns for new footwear styles. The Company believes it will be able to finance such additions and meet operating expenditure requirements in 1998 through available cash on hand, additional long-term borrowings and operating cash flows.

INFLATION

The Company cannot determine the precise effects of inflation; however, inflation continues to have an influence on the cost of raw materials, salaries and employee benefits. The Company attempts to minimize or offset the effects of inflation through increased selling prices, productivity improvements and cost reductions.

INFORMATION SYSTEMS AND THE YEAR 2000

As is the case with most other companies using computers in their operations, the Company is in the process of addressing the Year 2000 problem. The Company is currently engaged in a comprehensive project to upgrade its information, technology, manufacturing and facilities computer software to programs that will consistently and properly recognize the Year 2000. Most of the Company's systems include new packaged software recently purchased from large vendors who have represented that these systems are already Year 2000 compliant.

The Company will utilize both internal and external resources to reprogram or replace and test all of its software for Year 2000 compliance, and the Company expects to complete the project in early 1999. The estimated cost for this project could range as high as $300,000, including the cost of new systems which will be capitalized. This cost is being funded through operating cash flows. Failure by the Company and/or vendors and customers to complete Year 2000 compliance work in a timely manner could have a material adverse effect on certain of the Company's operations.

RECENTLY ISSUED FINANCIAL  ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which will require adoption in 1998. SFAS No. 131 requires companies to report financial and descriptive information about its reportable operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company has not yet determined what, if any, impact the adoption of this Statement will have on its financial statements.

SAFE HARBOR STATEMENT UNDER THE PRIVATE
SECURITIES LITIGATION REFORM ACT OF 1995

This Annual Report contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These forward-looking statements include statements regarding growth opportunities, fashion trends, product acceptance, expanded use of sourced products, distribution channels, marketing plans, sales, profitability, income taxes, working capital, and anticipated capital expenditures and financing thereof. Investors are cautioned that such statements involve risks and uncertainties that to many factors, including, but not limited to, the changes in consumer demand, seasonality, impact of weather, competition, reliance on suppliers, changing retailing trends, reliance on foreign manufacturing, changes in tax rates, limited protection of proprietary technology, and other risks, uncertainties and factors described in the Company's most recent Annual Report on Form 10-K and other filings from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report

Consolidated Balance Sheets as of December 31, 1997 and 1996                                         2-3

Consolidated Statements of Operations for the Years Ended December 31, 1997 and 1996,
  the Six Months Ended December 31, 1995, the Twelve Months
  Ended December 31, 1995 (unaudited), and the Year Ended June 30, 1995                               4

Consolidated Statements of Shareholders' Equity for the Years Ended December 31,
  1997 and 1996, the Six Months Ended December 31, 1995,
  and the Year Ended June 30, 1995                                                                    5

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997 and 1996, the Six Months Ended December 31, 1995,
  the Twelve Months Ended December 31, 1995 (unaudited), and the Year Ended June 30, 1995             6

Notes to Consolidated Financial Statements                                                          7-19

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of Rocky Shoes & Boots, Inc.:

We have audited the accompanying consolidated balance sheets of Rocky Shoes & Boots, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1997 and 1996, the six months ended December 31, 1995, and the year ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Rocky Shoes & Boots, Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996, the six months ended December 31, 1995, and the year ended June 30, 1995 in conformity with generally accepted accounting principles.


Deloitte & Touche LLP


Columbus, Ohio
March 6, 1998

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES


CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
                                                  DECEMBER 31,
                                        ------------------------------
                                            1997              1996
CURRENT ASSETS:
  Cash and cash equivalents             $  8,556,883      $    349,637
  Accounts receivable - trade, net        17,789,329        12,409,920
  Other receivables                          475,593           678,293
  Inventories                             32,894,236        25,389,902
  Deferred income taxes                    1,474,799           926,297
  Other current assets                       850,018           706,097
                                        ------------      ------------

           Total current assets           62,040,858        40,460,146

FIXED ASSETS, AT COST:
  Property, plant and equipment           30,557,770        25,544,360
  Less - accumulated depreciation        (12,949,316)      (10,035,763)
                                        ------------      ------------

           Total fixed assets - net       17,608,454        15,508,597

DEFERRED PENSION ASSET                       216,260           953,211

OTHER ASSETS                               1,089,266         1,168,217
                                        ------------      ------------


TOTAL ASSETS                            $ 80,954,838      $ 58,090,171
                                        ============      ============

See notes to consolidated financial statements.

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES


CONSOLIDATED BALANCE SHEETS
---------------------------------------------------------------------------------------------------------
                                                                                      DECEMBER 31,
                                                                             ----------------------------
                                                                                 1997             1996
CURRENT LIABILITIES:
  Accounts payable                                                           $ 2,414,936      $ 3,036,705
  Current maturities - long-term debt                                          1,173,840        3,609,645
  Accrued taxes - other                                                          355,134          447,203
  Accrued income taxes                                                           304,808          802,658
  Accrued salaries and wages                                                   1,118,331          921,034
  Accrued other                                                                  686,238        1,034,320
                                                                             -----------      -----------

           Total current liabilities                                           6,053,287        9,851,565

LONG-TERM DEBT - Less current maturities                                      13,406,962       19,520,029

DEFERRED LIABILITIES:
  Deferred compensation                                                          241,673          246,500
  Deferred income taxes                                                        2,049,256        1,344,507
  Deferred pension liability                                                       7,130          752,481
                                                                             -----------      -----------

            Total deferred liabilities                                         2,298,059        2,343,488
                                                                             -----------      -----------

            Total liabilities                                                 21,758,308       31,715,082

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
  Preferred stock, Series A, no par value, $.06 stated
    value; issued 1997 - 90,000 shares; 1996 - 100,000 shares                      5,400            6,000
  Common stock, no par value; 10,000,000 shares
    authorized; issued  1997 - 5,476,620 shares; 1996 - 3,782,500 shares      42,604,658       14,543,947
  Stock held in treasury, at cost - 116,952 common
    shares and 7,143 preferred shares                                         (1,226,059)      (1,226,059)
  Retained earnings                                                           17,812,531       13,051,201
                                                                             -----------      -----------

            Total shareholders' equity                                        59,196,530       26,375,089
                                                                             -----------      -----------


TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                   $80,954,838      $58,090,171
                                                                             ===========      ===========

See notes to consolidated financial statements.

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF OPERATIONS
----------------------------------------------------------------------------------------------------------------------
                                                                      TWELVE MONTHS
                                                                           ENDED         SIX MONTHS
                                                                        DECEMBER 31,       ENDED          YEAR ENDED
                                        YEAR ENDED DECEMBER 31,            1995          DECEMBER 31,       JUNE 30,
                                         1997             1996          (UNAUDITED)         1995             1995

NET SALES                             $95,026,786      $73,147,821      $60,383,661      $36,123,862      $60,226,827

COST OF GOODS SOLD                     69,300,071       55,103,578       49,334,823       28,886,555       48,366,376
                                      -----------      -----------      -----------      -----------      -----------

GROSS MARGIN                           25,726,715       18,044,243       11,048,838        7,237,307       11,860,451

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES              16,416,341       12,332,519       10,569,824        6,863,623        8,629,172
                                      -----------      -----------      -----------      -----------      -----------

INCOME FROM OPERATIONS                  9,310,374        5,711,724          479,014          373,684        3,231,279
                                      -----------      -----------      -----------      -----------      -----------

OTHER INCOME AND (EXPENSES):
  Interest expense                     (2,552,732)      (2,103,556)      (2,100,369)      (1,211,646)      (2,104,787)
  Other - net                             108,688          115,945           95,999           14,523          109,649
                                      -----------      -----------      -----------      -----------      -----------

           Total other - net           (2,444,044)      (1,987,611)      (2,004,370)      (1,197,123)      (1,995,138)
                                      -----------      -----------      -----------      -----------      -----------

INCOME (LOSS) BEFORE INCOME TAXES       6,866,330        3,724,113       (1,525,356)        (823,439)       1,236,141

INCOME TAX EXPENSE (BENEFIT)            2,105,000          918,154         (988,395)        (333,185)        (196,440)
                                      -----------      -----------      -----------      -----------      -----------


NET INCOME (LOSS)                     $ 4,761,330      $ 2,805,959      $  (536,961)     $  (490,254)     $ 1,432,581
                                      ===========      ===========      ===========      ===========      ===========


NET INCOME (LOSS) PER SHARE:
  Basic                               $      1.16      $      0.77      $     (0.15)     $     (0.13)     $      0.39
                                      ===========      ===========      ===========      ===========      ===========
  Diluted                             $      1.10      $      0.74      $     (0.15)     $     (0.13)     $      0.38
                                      ===========      ===========      ===========      ===========      ===========

WEIGHTED AVERAGE NUMBER
   OF SHARES OUTSTANDING:
    Basic                               4,087,682        3,665,548        3,665,548        3,665,548        3,665,548
                                      ===========      ===========      ===========      ===========      ===========
    Diluted                             4,329,907        3,776,045        3,665,548        3,665,548        3,762,226
                                      ===========      ===========      ===========      ===========      ===========

See notes to consolidated financial statements.

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                                   TOTAL
                                                     COMMON       PREFERRED      RETAINED         TREASURY      SHAREHOLDERS'
                                                     STOCK          STOCK        EARNINGS          STOCK           EQUITY

YEAR ENDED JUNE 30, 1995:
  Balance, June 30, 1994                           $14,543,947      $6,000      $ 9,302,915     $(1,226,059)     $22,626,803
  Net income                                                                      1,432,581                        1,432,581
                                                   -----------      ------      -----------     -----------      -----------

BALANCE, JUNE 30, 1995                              14,543,947       6,000       10,735,496      (1,226,059)      24,059,384

SIX MONTHS ENDED DECEMBER 31, 1995 - Net loss                                      (490,254)                        (490,254)
                                                   -----------      ------      -----------     -----------      -----------

BALANCE, DECEMBER 31, 1995                          14,543,947       6,000       10,245,242      (1,226,059)      23,569,130

YEAR ENDED DECEMBER 31, 1996 - Net income                                         2,805,959                        2,805,959
                                                   -----------      ------      -----------     -----------      -----------

BALANCE, DECEMBER 31, 1996                          14,543,947       6,000       13,051,201      (1,226,059)      26,375,089

YEAR ENDED DECEMBER 31, 1997:
  Net income                                                                      4,761,330                        4,761,330
  Shares issued (1,570,000) pursuant to public
    offering, net of costs of $453,483              26,895,917                                                    26,895,917
  Stock options exercised                            1,020,794                                                     1,020,794
  Tax benefit related to stock options                 143,400                                                       143,400
  Preferred stock converted to common stock                600        (600)
                                                   -----------      ------      -----------     -----------      -----------

BALANCE, DECEMBER 31, 1997                         $42,604,658      $5,400      $17,812,531     $(1,226,059)     $59,196,530
                                                   ===========      ======      ===========     ===========      ===========

See notes to consolidated financial statements.

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------------------
                                                                                TWELVE MONTHS
                                                                                    ENDED         SIX MONTHS         YEAR
                                                                                 DECEMBER 31,        ENDED           ENDED
                                                     YEAR ENDED DECEMBER 31,        1995          DECEMBER 31,      JUNE 30,
                                                     1997            1996        (UNAUDITED)         1995            1995

CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income (loss)                              $  4,761,330    $  2,805,959    $   (536,961)   $   (490,254)   $  1,432,581
  Adjustments to reconcile net income (loss)
      to net cash provided by (used in)
      operating activities:
    Depreciation and amortization                   2,925,932       2,392,716       2,053,338       1,039,829       1,815,624
    Deferred income taxes                             156,247          62,375        (701,200)       (572,335)         34,587
    Deferred compensation and pension - net           (13,227)       (587,852)        132,525         189,288         (56,763)
    Loss on sale of fixed assets                        1,213          94,614
  Change in assets and liabilities:
    Receivables                                    (5,176,709)     (1,780,457)     (2,330,912)      2,871,466         144,463
    Inventories                                    (7,504,334)     (7,053,010)      4,777,807       8,854,652      (1,809,282)
    Other current assets                             (143,921)        (72,212)        915,979       1,287,108      (1,403,781)
    Other assets                                       78,951         198,674        (789,528)       (751,521)        (18,538)
    Accounts payable                                 (711,792)      1,665,330      (1,467,104)     (5,336,585)      3,159,331
    Accrued liabilities                              (740,704)      2,105,676        (173,688)       (443,705)       (232,169)
                                                 ------------    ------------    ------------    ------------    ------------

             Net cash provided by (used in)
                operating activities               (6,367,014)       (168,187)      1,880,256       6,647,943       3,066,053
                                                 ------------    ------------    ------------    ------------    ------------

CASH FLOWS FROM INVESTING
  ACTIVITIES - Purchase of fixed assets            (4,462,236)     (3,302,761)     (2,695,732)       (683,542)     (6,546,127)
                                                 ------------    ------------    ------------    ------------    ------------

CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Proceeds from long-term debt                     77,050,000      34,913,394      22,734,117      13,370,000      20,799,547
  Payments on long-term debt                      (86,073,615)    (32,946,783)    (21,693,655)    (17,658,248)    (17,393,407)
  Proceeds form issuance of stock (net of
    offering expenses)                             26,895,917
  Proceeds from exercise of stock options,
    including related tax benefit                   1,164,194
                                                 ------------    ------------    ------------    ------------    ------------

           Net cash provided by (used in)
              financing activities                 19,036,496       1,966,611       1,040,462      (4,288,248)      3,406,140
                                                 ------------    ------------    ------------    ------------    ------------

INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                  8,207,246      (1,504,337)        224,986       1,676,153         (73,934)

CASH AND CASH EQUIVALENTS,
  BEGINNING  OF PERIOD                                349,637       1,853,974       1,628,988         177,821         251,755
                                                 ------------    ------------    ------------    ------------    ------------


CASH AND CASH EQUIVALENTS, END
  OF PERIOD                                      $  8,556,883    $    349,637    $  1,853,974    $  1,853,974    $    177,821
                                                 ============    ============    ============    ============    ============

See notes to consolidated financial statements.

ROCKY SHOES & BOOTS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996, THE SIX
MONTHS ENDED DECEMBER 31, 1995 AND THE YEAR ENDED JUNE 30, 1995
--------------------------------------------------------------------------------


1.    ACCOUNTING POLICIES

      PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of Rocky Shoes & Boots, Inc. ("Rocky Inc.") and its wholly-owned subsidiaries, Lifestyle Footwear, Inc. ("Lifestyle") and Five Star Enterprises Ltd. ("Five Star"), collectively referred to as the "Company." All significant intercompany transactions have been eliminated.

      FISCAL YEAR - Effective December 31, 1995, the Company changed its fiscal year end from June 30 to December 31. The unaudited financial information for the twelve months ended December 31, 1995 is presented for comparative purposes. The following presents unaudited summarized consolidated financial information, which includes all normal recurring adjustments the Company considers necessary for a fair presentation of such financial information in accordance with generally accepted accounting principles, for the six months ended December 31, 1994:


          Net sales                                    $35,967,028
          Gross margin                                   7,832,959
          Income taxes                                     458,770
          Net income                                     1,479,288
          Net income per share:
            Basic                                      $      0.39
            Diluted                                    $      0.39


      BUSINESS ACTIVITY - The Company designs, manufactures, and markets high quality men's and women's footwear primarily under the registered trademark, ROCKY(R). The Company maintains a nationwide network of independent and Company sales representatives who sell the Company's products primarily through independent shoe, sporting goods, specialty, and uniform stores and catalogs throughout the United States. The Company did not have any customers that accounted for more than 10.0% of consolidated net sales in 1997 and 1996. The Company had one customer that accounted for 14.7% of consolidated net sales for the six months ended December 31, 1995 and 11.9% of consolidated net sales for the year ended June 30, 1995.

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

      TRADE RECEIVABLES - Trade receivables are presented net of the related allowance for doubtful accounts of approximately $490,000 and $291,000 at December 31, 1997 and 1996, respectively.

      CONCENTRATION OF CREDIT RISK - The Company's exposure to credit risk is impacted by the economic climate affecting its industry. The Company manages this risk by performing ongoing credit evaluations of its customers and maintains reserves for potential uncollectible accounts.

      SUPPLIER AND LABOR CONCENTRATIONS - The Company purchases raw materials from a number of domestic and foreign sources. The Company currently buys all of its waterproof fabric, a component used in a significant portion of the Company's shoes and boots, from one supplier (GORE-TEX(R)). The Company has had a relationship with this supplier for over 17 years and has no reason to believe that such relationship will not continue.

      A significant portion of the "uppers" for the Company's shoes and boots are produced in the Company's Dominican Republic operations. The Company has conducted operations in the Dominican Republic since 1987 and is not aware of any governmental or economic restrictions that would alter its current operations.

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

      ADVERTISING - The Company expenses advertising costs as incurred. Advertising expense was $1,334,034 and $1,399,398 for the years ended December 31, 1997 and 1996, respectively, $1,890,400 for the six months ended December 31, 1995 and $1,736,617 for the year ended June 30, 1995.

      REVENUE RECOGNITION - Revenue is recognized at the time footwear product is shipped to the customer and is recorded net of estimated sales discounts and returns.

      PER SHARE INFORMATION - Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings per Share", which requires retroactive adoption for all periods presented. Under SFAS No. 128, basic net income per common share is computed based on the weighted average number of common shares outstanding during the period. Diluted net income per common share is computed similarly but including the effect of the Company's Series A preferred stock and stock options. A reconciliation of the shares used in the basic and diluted income per share computations is as follows:

                                                   TWELVE MONTHS     SIX MONTHS
                                                       ENDED            ENDED       YEAR ENDED
                         YEAR ENDED DECEMBER 31,    DECEMBER 31,     DECEMBER 31,    JUNE 30,
                            1997         1996          1995             1995          1995
                                                    (UNAUDITED)
Basic - Weighted
  average shares
  outstanding            4,087,682     3,665,548     3,665,548        3,665,548     3,665,548
Dilutive securities:
  Preferred stock           85,549        92,857                                       92,857
  Stock options            156,676        17,640                                        3,821
                         ---------     ---------     ---------        ---------     ---------
Diluted - Weighted
  average shares
  outstanding            4,329,907     3,776,045     3,665,548        3,665,548     3,762,226
                         =========     =========     =========        =========     =========


      Dilutive securities were not considered in the per share computations for the twelve months and six months ended December 31, 1995 as the effect would have been antidilutive. No adjustments to net income (loss) was required for purposes of computing diluted per share amounts.

      RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS - In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which will require adoption in 1998. SFAS No. 131 requires companies to report financial and descriptive information about its reportable operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company has not yet determined what, if any, impact the adoption of this Statement will have on its financial statements.

2.    INVENTORIES

      Inventories are comprised of the following:


                                                     DECEMBER 31,
                                          ----------------------------------
                                             1997                   1996


       Raw materials                      $ 6,210,161            $ 4,482,381
       Work-in-process                      3,348,275              5,192,326
       Manufactured finished goods         21,140,951             13,891,772
       Factory outlet finished goods        2,194,849              1,823,423
                                          -----------            -----------
       Total                              $32,894,236            $25,389,902
                                          ===========            ===========

3.    FIXED ASSETS

      Fixed assets are comprised of the following:


                                                 DECEMBER 31,
                                         ---------------------------
                                            1997            1996

       Land                              $   224,115     $   218,130
       Building and improvements           5,769,949       5,060,207
       Machinery and equipment            17,187,561      14,432,261
       Furniture and fixtures              2,303,893       2,014,616
       Lasts, dies and patterns            4,482,705       3,782,250
       Construction work-in-progress         589,547          36,896
                                         -----------     -----------
                Total                     30,557,770      25,544,360
       Less - accumulated depreciation   (12,949,316)    (10,035,763)
                                         -----------     -----------

       Net fixed assets                  $17,608,454     $15,508,597
                                         ===========     ===========


4.    LONG-TERM DEBT

      Long-term debt is comprised of the following:


                                                    DECEMBER 31,
                                            ---------------------------
                                               1997            1996

       Bank - revolving credit facility     $10,600,000     $19,820,000
       Equipment and other obligations        3,388,242       1,027,952
       Real estate obligations                   83,634       1,596,292
       Note payable - shareholder                               367,818
       Other                                    508,926         317,612
                                            -----------     -----------
                Total long-term debt         14,580,802      23,129,674
       Less current maturities                1,173,840       3,609,645
                                            -----------     -----------

       Net long-term debt                   $13,406,962     $19,520,029
                                            ===========     ===========


      The Company has a loan agreement with a bank, as amended, that provides for advances based on a percentage of eligible accounts receivable and inventory with maximum borrowings that range from $25,000,000 to $42,000,000 through April 30, 1999. Interest on the revolving credit facility is payable monthly as a factor of the bank's prime rate (8.5% at December 31, 1997) and the principal is due April 30, 1999. At December 31, 1997, $29,687,481 was available under the credit agreement of which $10,600,000 had been borrowed. At December 31, 1997 and 1996, $0 and $2,820,000 was classified as current based on the expected reduction in the available line in the subsequent year in accordance with management's projection of eligible accounts receivable and inventory balances.

      Any amounts borrowed under the agreement are secured by the accounts receivable, inventories, and equipment of the Company. The agreement contains restrictive covenants which, among others, require the Company to maintain a certain level of tangible net worth, as defined. At December 31, 1997 approximately $10,450,439 of retained earnings are available for distribution.

      Equipment and other obligations at December 31, 1997 bear interest at fixed and variable rates ranging from 3% to 8.75% and are payable in monthly installments to 2002. The obligations are secured by equipment and are subject to the security agreement and covenants applicable to the revolving credit facility.

      Real estate obligation at December 31, 1997 bears interest at a variable rate of 7.875% and is payable in monthly installments through 2003. The obligation is secured by real estate and is subject to the security agreement and covenants applicable to the revolving credit facility.

      In December 1993, the Company entered into a Stock Purchase and Pledge Agreement with a shareholder of the Company whereby the Company purchased 116,952 shares of its common stock and 7,143 shares of preferred stock for $1,226,059, including a note for $919,544. The note was paid in full in 1997.

      At December 31, 1997, essentially all trade accounts receivable, inventories and property are held as collateral for the Company's long-term debt.

      Long-term debt matures as follows for the years ended December 31:


       1998                 $ 1,173,840
       1999                  11,530,971
       2000                   1,707,328
       2001                     142,772
       2002                      18,191
       Thereafter                 7,700
                            -----------
       Total                $14,580,802
                            ===========

      The estimated fair value of the Company's long-term obligations approximated their carrying amount at December 31, 1997 and 1996, based on current market prices for the same or similar issues or on debt available to the Company with similar rates and maturities.

5.    OPERATING LEASES

      The Company leases certain machinery and manufacturing facilities under operating leases that generally provide for renewal options. The Company incurred approximately $643,000, $541,000, $245,000 and $455,000 in rent expense under operating lease arrangements for the years ended December 31, 1997 and 1996, the six months ended December 31, 1995, and the year ended June 30, 1995, respectively.

      Included in total rent expense above are payments of $6,000 per month for the Company's Ohio manufacturing facility leased from an entity in which the owners are also shareholders of the Company.

      Future minimum lease payments under non-cancelable operating leases are as follows for the years ended December 31:


       1998                 $345,000
       1999                  225,000
       2000                  121,000
       2001                   63,000
       2002                   41,000
                            --------
       Total                $795,000
                            ========


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

      At December 31, 1997, a provision has not been made for U.S. taxes on the accumulated undistributed earnings of Five Star through the third quarter of 1996 of approximately $3,079,000 that would become payable upon repatriation to the United States. In addition, the Company has not provided any U.S. tollgate taxes on approximately $2,257,000 of accumulated undistributed earnings of Lifestyle prior to the fiscal year ended June 30, 1994, that would be payable if such earnings were repatriated to the United States. It is the intention of the Company to reinvest all such earnings. If the Five Star and Lifestyle undistributed earnings were distributed to the Company in the form of dividends, the related taxes on such distributions would be approximately $1,047,000 and $226,000, respectively.

      The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Accordingly, deferred income taxes have been provided for the temporary differences between the financial reporting and the income tax basis of the Company's assets and liabilities by applying enacted statutory tax rates applicable to future years to the basis differences.

      Income taxes (benefits) are summarized as follows:

                                                                            SIX MONTHS           YEAR
                                                                               ENDED             ENDED
                                           YEAR ENDED DECEMBER 31,          DECEMBER 31,        JUNE 30,
                                            1997             1996              1995              1995
Federal:
  Current                                $1,556,631         $640,053         $ 217,000         $(296,827)
  Deferred                                  146,143          115,883          (635,234)          172,685
                                         ----------         --------         ---------         ---------
            Total Federal                 1,702,774          755,936          (418,234)         (124,142)
                                         ----------         --------         ---------         ---------
State and local:
  Current                                   392,122          215,726            22,150            65,800
  Deferred                                   10,104          (53,508)           62,899          (138,098)
                                         ----------         --------         ---------         ---------
            Total state and local           402,226          162,218            85,049           (72,298)
                                         ----------         --------         ---------         ---------

Total                                    $2,105,000         $918,154         $(333,185)        $(196,440)
                                         ==========         ========         =========         =========


      A reconciliation of recorded Federal income tax expense (benefit) to the expected expense computed by applying the Federal statutory rate of 34% for all periods to income before income taxes follows:

                                                                                   SIX MONTHS            YEAR
                                                                                      ENDED             ENDED
                                                 YEAR ENDED DECEMBER 31,           DECEMBER 31,        JUNE 30,
                                                 1997               1996               1995              1995
Expected (benefit) expense at
  statutory rate                              $2,334,552         $1,266,198         $(279,969)        $ 420,288
Increase (decrease) in income
  taxes resulting from:
  Exempt income from operations in
    Puerto Rico, net of tollgate taxes          (476,493)          (279,414)            8,279          (362,540)
  Exempt income from Dominican
    Republic operations                                            (158,075)          (72,527)         (298,775)
  State and local income taxes                  (136,757)           (55,154)          (28,917)           24,581
  Other - net                                    (18,528)           (17,619)          (45,100)           92,304
                                              ----------         ----------         ---------         ---------

Total                                         $1,702,774         $  755,936         $(418,234)        $(124,142)
                                              ==========         ==========         =========         =========

      Deferred income taxes recorded in the consolidated balance sheets at December 31, 1997 and 1996 consist of the following:

                                                           DECEMBER 31,
                                                  ----------------------------
                                                      1997             1996

Deferred tax assets:
  State and local income taxes                    $    55,644      $    38,167
  Asset valuation allowances                          398,959          600,973
  Pension and deferred compensation                   296,952          197,673
  Net operating loss carryforwards                    287,260          359,075
  Inventories                                         812,437          152,423
                                                  -----------      -----------

            Total deferred tax assets               1,851,252        1,348,311
                                                  -----------      -----------

Deferred tax liabilities:
  Fixed assets                                     (1,706,586)      (1,260,837)
  Tax on Five Star earnings                           (64,339)         (64,339)
  Tollgate tax on Lifestyle earnings                 (654,784)        (441,345)
                                                  -----------      -----------

            Total deferred tax liabilities         (2,425,709)      (1,766,521)
                                                  -----------      -----------

Net deferred tax liability                        $  (574,457)     $  (418,210)
                                                  ===========      ===========

      At December 31, 1997, the Company has approximately $845,000 of net operating loss carryforwards for Federal income tax purposes with annual utilization limitations over the next four years and expiring in 2010. Effective during 1996 the Company began to provide U.S. income taxes on the earnings of Five Star based on the Company's intention to repatriate these earnings in the future.

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

      Net pension cost of the Company's plans is as follows:

                                                              SIX MONTHS         YEAR
                                                                 ENDED          ENDED
                                  YEAR ENDED DECEMBER 31,     DECEMBER 31,     JUNE 30,
                                    1997           1996           1995           1995
Service cost                     $ 215,263      $ 182,955      $  86,551      $ 130,310
Interest                           284,420        231,140        111,767        204,551
Actual return on plan assets      (953,212)      (306,853)      (171,109)      (135,486)
Amortization and deferral          781,589        177,854        126,980         72,263
                                 ---------      ---------      ---------      ---------

Net pension cost                 $ 328,060      $ 285,096      $ 154,189      $ 271,638
                                 =========      =========      =========      =========

      The funded status of the Company's plans and reconciliation of accrued pension cost at December 31, 1997 and 1996 are presented below (information with respect to benefit obligations and plan assets is as of September 30):

                                                                  DECEMBER 31,
                                                          --------------------------
                                                             1997            1996
Plan assets at fair value                                 $3,897,093      $2,669,944
                                                          ----------      ----------

Actuarial present value of benefit obligations:
  Vested                                                   3,967,364       3,590,876
  Nonvested                                                  153,319         131,549
                                                          ----------      ----------
         Accumulated benefit obligation                    4,120,683       3,722,425

Effects of salary progression                                365,854         359,989
                                                          ----------      ----------

Projected benefit obligation                               4,486,537       4,082,414
                                                          ----------      ----------

Funded status - excess of projected benefit
  obligation over plan assets                                589,444       1,412,470

Remaining unrecognized benefit obligation existing
  at transition                                             (316,039)       (343,931)

Unrecognized prior service costs due to
  plan amendments                                           (562,859)       (610,320)

Unrecognized net (loss) gain                                 296,784        (358,949)

Adjustment required to recognize minimum liability           216,260         953,211

Additional contributions (September 30 - December 31)       (216,460)       (300,000)
                                                          ----------      ----------

Accrued pension cost                                      $    7,130      $  752,481
                                                          ==========      ==========

      The assets of the plans consist primarily of common stocks, bonds, and cash equivalents. The assets of the plans include 31,900 shares of the Company's common stock with a market value of $576,210 at September 30, 1997. The Company's unrecognized benefit obligations existing at the date of transition for the union and non-union plans are being amortized over 23 and 21 years, respectively. Actuarial assumptions used in the accounting for the plans were as follows:

                                                      DECEMBER 31,
                                                     -------------
                                                     1997     1996
Discount rate                                        7.0%     7.0%

Average rate of increase in compensation levels
   (non-union only)                                  3.0%     3.0%

Expected long-term rate of return on plan assets     9.0%     9.0%

      SFAS No. 87, "Employers' Accounting for Pensions," generally requires the Company to recognize a minimum liability in instances in which a plan's accumulated benefit obligation exceeds the fair value of plan assets. In accordance with the Statement, the Company has recorded in the accompanying financial statements a non-current pension liability and a non-current intangible asset of $216,260 and $953,211 as of December 31, 1997 and 1996, respectively.

8.    CAPITAL STOCK

      The Company has authorized 250,000 shares of voting preferred stock without par value. No shares are issued or outstanding. Also, the Company has authorized 250,000 shares of non-voting preferred stock without par value. Of these, 125,000 shares have been designated Series A non-voting convertible preferred stock with a stated value of $.06 per share, of which 90,000 and 100,000 shares are issued and 82,857 shares and 92,857 shares are outstanding at December 31, 1997 and 1996, respectively. In accordance with its terms, all of the outstanding Series A preferred stock was converted into common shares of the Company on a one for one basis on February 3, 1998.

      In November 1997, the Company's Board of Directors adopted a Rights Agreement which provides for one preferred share purchase right to be associated with each share of the Company's outstanding common stock. Shareholders exercising these rights would become entitled to purchase shares of Series B Junior Participating Cumulative Preferred Stock. The rights may be exercised after the time when a person or group of persons without the approval of the Board of Directors acquire beneficial ownership of 20 percent or more of the Company's common stock or announce the initiation of a tender or exchange offer which if successful would cause such person or group to beneficially own 20 percent or more of the common stock. Such exercise may ultimately entitle the holders of the rights to purchase for $80 per right, common stock of the Company having a market value of $160. The person or groups effecting such 20 percent acquisition or undertaking such tender offer will not be entitled to exercise any rights. These rights expire November 2007 unless earlier redeemed by the Company under circumstances permitted by the Rights Agreement.

      On December 21, 1992, the Company adopted the 1992 Stock Option Plan which provides for the issuance of options to purchase up to 400,000 common shares of the Company. On October 11, 1995, the Company adopted the 1995 Stock Option Plan which provides for the issuance of options to purchase up to an additional 400,000 common shares of the Company. All employees, officers, directors, consultants and advisors providing services to the Company are eligible to receive options under the Plans. In addition, the Plans provide for the annual issuance of options to purchase 3,000 (5,000 effective January 1, 1998) shares of common stock to each non-employee director of the Company. The plans generally provide for grants with the exercise price equal to fair value on the date of grant, graduated vesting periods of up to 5 years, and lives not exceeding 8 years. The following summarizes all stock option transactions from July 1, 1994 through December 31, 1997:


                                                                    WEIGHTED
                                                                    AVERAGE
                                                                    EXERCISE
                                               SHARES                PRICE

Outstanding at June 30, 1994                   127,250               10.12
Issued                                         170,300                9.79
Forfeited                                       (9,900)               9.82
                                               -------

Outstanding at June 30, 1995                   287,650                9.94
Issued                                          97,250                7.59
                                               -------

Outstanding at December 31, 1995               384,900                9.34
Issued                                          93,000                6.25
Forfeited                                      (30,000)               8.81
                                               -------

Outstanding at December 31, 1996               447,900                8.74
Issued                                          85,500                9.37
Exercised                                     (114,120)               8.94
Forfeited                                      (11,320)               8.28
                                               -------

Outstanding at December 31, 1997               407,960              $ 8.82
                                               =======

Options exerciseable at December 31:
1995                                           171,085              $10.05
1996                                           240,253              $ 9.62
1997                                           235,140              $ 9.24

      The following table summarizes information about options outstanding at December 31, 1997:

                 OPTIONS OUTSTANDING                               OPTIONS EXERCISABLE
--------------------------------------------------------       --------------------------
                                 WEIGHTED-
                                  AVERAGE      WEIGHTED-                        WEIGHTED-
  RANGE OF                       REMAINING     AVERAGE                          AVERAGE
  EXERCISE                      CONTRACTUAL    EXERCISE                         EXERCISE
   PRICES             NUMBER       LIFE         PRICE           NUMBER           PRICE
$5.625 - $6.00        83,250        5.5         $ 5.91          34,750           $ 5.89
$7.50 - $8.875       139,000        6.1         $ 8.61          38,250           $ 8.40
$9.50 - $10.125      171,210        3.2         $ 9.77         156,140           $ 9.77
$13.125 - $20.00      14,500        5.0         $16.38           6,000           $20.00
                     -------                                   -------

Total                407,960        4.8         $ 8.82         235,140           $ 9.24
                     =======                    ======         =======           ======


      The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation costs for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net income (loss) and net income
      (loss) per share would have resulted in the amounts as reported below. In determining the estimated fair value of each option granted on the date of grant the Company uses the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended December 31, 1997, 1996, and 1995, respectively; dividend yield of 0%; expected volatility of 40%, 47% and 47%; risk-free interest rates of 6.40%, 6.50%, and 6.50%; and expected life of 6 years. The weighted average grant date fair value of options issued during the years ended December 31, 1997 and 1996 and the six months ended December 31, 1995 was $4.62, $3.39, and $4.01, respectively.


                                                                    SIX MONTHS
                                                                      ENDED
                                    YEAR ENDED DECEMBER 31,        DECEMBER 31,
                                     1997             1996             1995
                                  ----------       ----------      -----------
Net income (loss):
  As reported                     $4,761,330       $2,805,959       $(490,254)
  Pro forma                       $4,498,370       $2,561,260       $(675,838)

Income (loss) per share:
  As reported:
    Basic                         $     1.16       $     0.77       $   (0.13)
    Diluted                       $     1.10       $     0.74       $   (0.13)

  Pro forma:
    Basic                         $     1.10       $     0.70       $   (0.18)
    Diluted                       $     1.04       $     0.68       $   (0.18)


The pro forma amounts are not representative of the effects on reported net income (loss) for future years.

9.    SUPPLEMENTAL CASH FLOW INFORMATION

      Cash paid for interest and Federal, state and local income taxes was as follows:

                                                   TWELVE MONTHS
                                                       ENDED       SIX MONTHS        YEAR
                                                    DECEMBER 31,     ENDED          ENDED
                      YEAR ENDED DECEMBER 31,          1995       DECEMBER 31,      JUNE 30,
                        1997           1996         (UNAUDITED)       1995           1995
Interest             $2,619,374     $2,066,365      $1,956,831     $1,262,057     $1,913,000
                     ==========     ==========      ==========     ==========     ==========

Federal, state
  and local
  income taxes -
  net of refunds     $2,306,150     $ (813,225)     $   22,150     $   10,150     $  487,000
                     ==========     ==========      ==========     ==========     ==========


      During the years ended December 31, 1997 and 1996, and the six months ended December 31, 1995, the Company entered into capital lease arrangements for certain equipment which had a present value of $474,743, $216,832, and $111,591, respectively. Accounts payable at December 31, 1997 and 1996 include a total of $133,017 and $42,994, respectively, relating to the purchase of fixed assets.